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                                                                       Exhibit 9


[Letterhead of Dechert LLP]


June 26, 2003


UBS Master Series, Inc.
51 West 52nd Street
New York, NY  10019-6114

Re:  UBS Master Series, Inc.
     Post-Effective Amendment No. 47 to the
     Registration Statement on Form N-1A ("Registration Statement")

Dear Ladies and Gentlemen:

We have acted as counsel for UBS Master Series, Inc. (the "Fund"), a corporation duly organized and validly existing under the laws of the State of Maryland, in connection with the Registration Statement relating to the issuance and sale by the Fund of 10 billion authorized shares of its common stock ("shares") under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Fund's Restated Articles of Incorporation, as amended, and Restated By-Laws, as amended.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Statement of Additional Information of the Registration Statement to be dated as of June 30, 2003, and in any revised or amended versions thereof under the caption "Legal Counsel." In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP